Exhibit 99.1
NEWS
RELEASE
RAMBUS AND RENESAS ELECTRONICS SIGN PATENT LICENSE AGREEMENT
Five-year agreement covers logic integrated circuits
SUNNYVALE, CA — December 27, 2010 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, announced today it has renewed its patent license agreement with Renesas Electronics Corporation (TSE:6723). Renesas Technology Corp. and NEC Electronics Corporation, merged in April 2010 to form Renesas Electronics. This agreement covers the use of Rambus patented innovations in a broad range of logic integrated circuit (IC) products offered by Renesas Electronics. Specific terms of the agreement are confidential.
“This license with a global leader of the semiconductor industry represents continued validation of the strength of our patent portfolio,” said Sharon Holt, senior vice president and general manager of the Semiconductor Business Group at Rambus. “We have enjoyed a long and positive relationship with Renesas Electronics, and we are pleased to renew this important agreement with one of the top five semiconductor companies.”
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enriching the end-user experience of electronic systems. Rambus’ patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Sunnyvale, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.
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RMBSFN
Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com